Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Travelzoo Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Travelzoo Inc. of our report dated January 25, 2004 with respect to the consolidated balance sheets of Travelzoo Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Travelzoo Inc.

/s/ KPMG LLP

Mountain View, California
June 1, 2004